UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8‑K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 10, 2013

ORBIT INTERNATIONAL CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-3936	11-1826363
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

80 Cabot Court, Hauppauge, New York	11788
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (631) 435-8300

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

As part of Orbit International Corp.’s (“Orbit”) efforts to reduce expenses, on October 10, 2013 Orbit decided to consolidate the operations of its Quakertown, Pennsylvania based subsidiaries into its Hauppauge, New York facility. All production, engineering and administrative functions currently performed at the Quakertown, Pennsylvania facility are expected to be transitioned into the Hauppauge, New York facility by June 30, 2014.

In connection with this consolidation, Orbit expects to incur approximately $400,000 in expenses and charges, consisting of: (i) approximately $300,000 of accelerated non-cash amortization expense on its leasehold improvements, (ii) approximately $50,000 in retention payments to certain key employees, and (iii) approximately $50,000 in general moving and consolidation expenses. Following the transition, Orbit expects to realize annualized savings of approximately $2 million.

Item 7.01	Reg FD Disclosure.

On October 17, 2013, Orbit issued a press release entitled “Orbit International to Consolidate Quakertown Facility into Hauppauge Operation,” a copy of which is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

Pursuant to General Instruction B.2 of Form 8-K, the information in this Item 7.01 of Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise be subject to the liabilities of that section, nor is it incorporated by reference into any filing of Orbit under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
99.1	Press Release dated October 17, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORBIT INTERNATIONAL CORP.

Dated: October 17, 2013	By:	/s/ Mitchell Binder
Mitchell Binder
Chief Executive Officer and President